UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: April 30, 2009 Estimated average burden hours per response. . . 5.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 9, 2010

TRIMAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (248) 631-5400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously reported on April 30, 2010 in a Quarterly Report on Form 10-Q, TriMas Corporation’s (the “Company”)  subsidiary,  Norris Cylinder Company (“Norris”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Taylor-Wharton International, LLC (“TWI”) and its subsidiary, TW Cylinders LLC, to purchase certain assets related to TWI’s high and low-pressure cylinder business for the purchase price of $11 million, payable in cash at closing and subject to an estimated net working capital adjustment, if any. The estimated net working capital adjustment remains subject to a post-closing review and further adjustment, if necessary.

On June 10, 2010, the Company announced that it had closed the transactions pursuant to the Asset Purchase Agreement on June 9, 2010. The total purchase price paid at closing was $11,793,000, inclusive of the estimated net working capital adjustment which remains subject to post-closing review and further adjustment, if necessary.  Pursuant to the Asset Purchase Agreement, Norris held back $375,000 of the purchase price pending delivery of certain of the acquired assets and placed into escrow $1,750,000 of the purchase price to secure certain of TWI’s post-closing obligations.

TWI and certain of its affiliates had filed bankruptcy petitions and motions for voluntary Chapter 11 reorganization under the United States Bankruptcy Code, the Asset Purchase Agreement required the approval of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which approval was granted pursuant to the issuance of an order entered on June 9, 2010.

The foregoing summary is qualified by the Asset Purchase Agreement dated April 27, 2010, filed as an exhibit to the Form 10-Q filed on April 30, 2010.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.  The following exhibits are furnished herewith:

99.1                           Press Release dated June 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date: June 10, 2010	/s/ Joshua A. Sherbin
	Name:	Joshua A. Sherbin
	Title:	Vice President, General Counsel and Secretary